[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

JAZZ PHARMACEUTICALS INTERNATIONAL III LIMITED,

AERIAL BIOPHARMA, LLC

and

JAZZ PHARMACEUTICALS PLC

Dated January 13, 2014

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

i

TABLE OF CONTENTS

(continued)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS

(continued)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Escrow Agreement
Exhibit C	Patent Assignment
Exhibit D Exhibit E	SK License Amendment SK License Assumption
Exhibit F	Form of Non-Compete Agreement
Exhibit G	FDA Transfer Letters

SCHEDULES

2.1(a)	Purchased Patents
2.1(b)	Purchased Trademarks
2.1(c)	Purchased Domain Names
2.1(e)	Regulatory Materials, Clinical Data and Know-How
2.1(f)	Purchased Inventory
2.1(h)	Purchased Contracts
6.1(e)	Required Authorizations, Consents and Waivers
9.8(b)	ADR Procedures
Disclosure Schedule

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on January 13, 2014, by and among Jazz Pharmaceuticals International III Limited, a Bermuda company limited by shares (“Buyer”), Aerial BioPharma, LLC, a North Carolina limited liability company (the “Company”) and, solely for purposes of Section 5.9, Jazz Pharmaceuticals Public Limited Company, a public limited company formed under the laws of Ireland (“Parent”).

Buyer and the Company are referred to collectively herein as the “Parties” and individually as a “Party.”

PRELIMINARY STATEMENTS

Whereas, the Company has developed a novel pharmaceutical product referred to as “ADX-N05” intended, subject to regulatory approval, for the treatment of symptoms of narcolepsy and potentially other conditions; and

Whereas, subject to the terms and conditions set forth herein, the Company desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase and acquire from the Company, all of the Company’s right, title and interest in and to the Purchased Assets.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

“Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person, or (b) any officer or director of such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Patent Assignment, the Escrow Agreement, the SK License Amendment and the SK License Assumption.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement attached hereto as Exhibit A.

“Base Consideration” means One Hundred and Twenty-Five Million U.S. Dollars ($125,000,000).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in the State of North Carolina or the State of California.

“Cash Payment” means the amount equal to the Base Consideration, minus the Escrow Amount.

“Clinical Data” means all data resulting from any clinical in vitro or in vivo study, or clinical trial, or CMC development of any Program Compound or Product, including the applicable protocol for each such study or trial, as well as all associated site related documentation, including all training materials, all correspondence with the sites, investigator brochures, investigational review board correspondence, data monitoring committee minutes; operational documentation and any CMC data including documentation and information related to production of drug substance and drug product including information associated with labeling and packaging. For purposes of clarity, Clinical Data shall include all trial-related materials, including trial master files, project management reports, training manuals and copies of communications to third party vendors, site related materials, site training manuals, recruitment materials or tools provided to clinical sites to aid in the execution of any study conducted with a Program Compound or Product and all completed and/or draft study reports, data analyses, and summaries and any published or publication drafts of any studies related thereto.

“CMC” means manufacturing related activities including the regulatory Chemistry, Manufacturing, Controls matters of an IND or NDA or foreign equivalent thereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Combination Product” means any Product which contains, in addition to a Program Compound, one or more other therapeutically active ingredients that is not a Program Compound.

“Confidential Information” means any non-publicly available information concerning the Purchased Assets or Buyer, including all information provided pursuant to Section 2.6(b)(iv) or Section 5.3.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contingent Payment” means a Milestone Payment, a Royalty Payment or a Sales Milestone Payment.

“Contingent Payment Event” means a Milestone Event, a Sales Milestone Event or an obligation to make a Royalty Payment.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement with outstanding rights or obligations on the part of any party thereto, together with all amendments thereto.

“Controlled Substances Act” means the Controlled Substances Act, as amended.

“Copyrights” means copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

rights of ownership of copyrightable works and all to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, and applications, registrations, extensions and renewals in connection therewith.

“DEA” means the United States Drug Enforcement Administration or any successor agency thereto.

“Develop” or “Development” shall mean all non-clinical, CMC, and clinical drug development activities, including: clinical trials, relating to the development of pharmaceutical compounds and pharmaceutical products; regulatory affairs activities, including any written and verbal communications or interactions with, a Regulatory Authority for purposes including progressing development of an investigational drug; obtaining Regulatory Approval of a pharmaceutical product; and any associated CMC activities to develop analytical or manufacturing capabilities for covered products for investigational or commercial purposes. “Develop” and “Development” includes product or assay optimization, all nonclinical activities, the conduct and documentation of all pharmacology and safety studies, toxicology studies, studies to characterize the absorption, distribution, metabolism or excretion of covered compounds or products; all CMC development activities, including, formulation, manufacturing process development and scale-up (including bulk compound production); quality assurance and quality control; or technical support.

“Diligent Efforts” means the commercially reasonable efforts and resources that are of a substantially similar level of effort and resources with respect to the Development, obtaining of regulatory approvals and commercialization of drug candidates that Buyer, Parent and their Affiliates would typically exercise with respect to drug candidates of similar commercial potential at a similar stage in their development or product lifecycle to that of a Product taking into account all relevant factors at the time such efforts are expended, including, the safety and efficacy of such Product, the risks inherent in the Development and commercialization of the Product, its competitiveness compared to alternative products, the proprietary position of the Product (including scope and duration of relevant Patents), the scope of marketing approval, the regulatory status of the Product, whether the Product is subject to a clinical hold, recall or market withdrawal and the anticipated profitability of the Product; it being understood that (a) the payment of Milestone Payments shall be de facto evidence that Buyer has exercised Diligent Efforts; and (b) the failure to achieve any Milestone Event or make any Milestone Payment shall not in itself constitute evidence that Diligent Efforts were not exercised.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer on the date hereof and attached hereto, corresponding to the sections contained in ARTICLE 4 and certain other Articles herein and containing the information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in such Articles. The disclosure of an item in one section of the Disclosure Schedule shall be deemed to be disclosed with respect to or to modify both (a) the representations and warranties contained in the section of this Agreement to which it corresponds in number, and (b) any other representation and warranty of the Company in this Agreement to the extent that its relevance or applicability to such other representation or warranty is reasonably apparent on the face of such disclosure. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.

“Domain Names” means all Internet addresses and domain names and related registrations and applications and any renewals or extensions thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Equitable Exceptions” means (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit B.

“Escrow Amount” means Twelve Million Five Hundred Thousand U.S. Dollars ($12,500,000).

“Escrow Fund” means the Escrow Amount, together with any interest, dividends and other income thereon, as the same may be reduced by amounts paid in satisfaction of indemnification claims pursuant to this Agreement and amounts otherwise distributed to the Company or Buyer pursuant to the Escrow Agreement.

“EU Approval” means (a) first achievement of Regulatory Approval of a Product in the European Union by the centralized procedure or in at least [*] Major European Countries; and (b) first receipt of Pricing Approval for such Product in at least [*] Major European Countries.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Generic Product” means, with respect to any Product, any pharmaceutical product that contains a Program Compound and is approved under Section 505(j) or 505(b)(2) of the FD&C Act (or a successor law) or similar expedited approval procedure in the applicable country, in each case where such approval is in reliance on the prior approval of the Product granted to a Selling Person by the applicable Regulatory Authority.

“Governmental Body” means any foreign or domestic federal, state, municipal or local government or quasi- governmental body (including any self-policing, self-regulatory or self-reporting industry groups and including any social security authority) or any department, agency, subdivision, committee, court or other tribunal of any of the foregoing.

“IND” means an Investigational New Drug Application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations (or its successor regulation), or the equivalent application or filing filed with any equivalent agency or Governmental Body outside the United States of America (including any supra-national agency such as the European Medicines Agency).

“Intellectual Property” means Patents, Trade Secrets, Trademarks, Copyrights and Domain Names anywhere in the world and all legal rights, title, or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, in each case of Patents, Trade Secrets, Trademarks, Copyrights and Domain Names, including all renewals.

“Know-How” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, practices,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

techniques, methods, processes, protocols, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, business plans, expertise, technology, test data (including pharmacological, biological and chemical, biochemical, preclinical test data, clinical test data and data resulting from non-clinical studies), CMC information, standard operating procedures, manufacturing records, stability data and other study data and procedures, in each case that are related to any Program Compound, Product or compound that is structurally similar to or a derivative or analog of a Program Compound.

“Knowledge of the Company” means that [*] as of the applicable date, and such knowledge that [*].

“Law” means any foreign or domestic federal, state, municipal or local law, statute, code, ordinance, regulation, Order, rule, consent agreement, constitution, treaty or other requirement of any Governmental Body.

“Letter of Direction” means a letter of direction delivered by the Company directing the payment of the Cash Payment on behalf of the Company.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, or due or to become due.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under federal or state securities laws), encroachment, Tax, Order, community property interest, equitable interest, option, warrant or right of first refusal. For purposes of this definition, contractual obligations with third parties disclosed herein shall not be considered “Liens.”

“Loss” means any and all losses, Liabilities, injury, fines, costs (including cost of investigation), claim, demand, settlement, judgment, award, damages, diminution in value, Tax, fee, penalties, charge or expense (including related Taxes) of any nature (including reasonable attorneys’ fees and expenses and litigation, settlement and judgment and interest costs and any reasonable legal or other expenses incurred in connection with investigating or defending any claims or actions).

“Major European Country” means the [*].

“Milestone Event” means, as the context requires, each event referred to in the chart in Section 2.6(b)(i) under the heading “Milestone Event.”

“Milestone Event Occurrence Date” means, with respect to each Milestone Event, the date of occurrence of the event comprising such Milestone Event.

“Milestone Payment” means any payment that becomes due and payable upon the occurrence of a Milestone Event pursuant to Section 2.6(b)(i).

“NDA” means a New Drug Application, as defined in the FD&C Act, and applicable regulations promulgated thereunder by the FDA.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Net Sales” shall mean the gross amounts invoiced by any Selling Person for sales of Product in the Territory to unaffiliated Third Parties in bona fide, arms-length transactions during the Royalty Term for such Product in the country of sale, less the following amounts actually paid or accrued by such Selling Persons with respect to the sale of such Products, to the extent not already reflected or deducted: [*]; in each case as calculated in accordance with GAAP or such other accounting principles as such Selling Person shall apply on a consistent basis.

The supply of Products [*] shall be excluded from the computation of Net Sales. Sales to [*] shall be considered bona fide, arms-length transactions to Third Parties to the extent that [*], but [*], or [*] or [*] or [*].

Net Sales with respect to sales in non-arms-length transactions will be computed at the average price of bona fide, arms-length sales by all Selling Persons to Third Parties [*]; or, if no bona fide, arms-length sale to a Third Party has yet occurred, [*]. In the event that [*], the price will be set at the fair market value of such Product.

Net Sales for a Combination Product in a country shall be calculated as follows:

(a) If the Product and the other therapeutically active ingredient(s) (the “Other Product(s)”) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the public or list price in such country of the Product sold separately in the same formulation and dosage, and B is the (sum of the) public or list price(s) in such country of the Other Product(s) sold separately in the same formulation and dosage, during the applicable calendar year.

(b) If the Product is sold independently of the Other Product(s) in such country, but the public or list price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such country of such Product sold independently and C is the public or list price in such country of the Combination Product.

(c) If the Other Product(s) are sold independently of the Product therein in such country, but the public or list price of such Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction [1-B/C], where B is the (sum of the) public or list price(s) in such country of the Other Product(s) and C is the public or list price in such country of the Combination Product.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation or organization, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Owned Intellectual Property” means all Intellectual Property included in the Purchased Assets that is owned by the Company.

“Patents” means all patents (which shall include utility models, design patents, industrial designs, and priority rights), applications for patents, invention disclosures, provisional applications, substitutions, reissues, reexaminations, divisions, renewals, revisions, extensions, provisionals, continuations and continuations in part, inventors’ certificates and other indices of invention ownership.

“Patent Assignment” means the Patent Assignment attached hereto as Exhibit C.

“Patent Files” means, with regard to the Purchased Patents, the file histories for such Patents in the possession or control of the Company or any of its Affiliates.

“Permit” means any approval, license, franchise, Consent, exemption, permit, certificate, certificate of occupancy or Order issued by any Person.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Body.

“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Regulatory Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

“Proceeding” means any claim, demand, dispute, action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Product” means any pharmaceutical product containing or comprising any Program Compound, whether or not as the sole active ingredient, and in any dosage, form or formulation.

“Program Compound” means: (a) the compound [*] (commonly referred to as “ADX-N05”); and (b) any [*] of the compound described in clause (a) above, whether [*] or [*].

“Program Patents” means:

(a) the Purchased Patents;

(b) any and all provisionals, divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);

(c) all foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);

(d) all patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

“Regulatory Approval” means, with respect to any Product in a country or jurisdiction, the approval, license or authorization of the applicable Regulatory Authority(ies) necessary for the marketing and sale of such Product in such country or jurisdiction.

“Regulatory Authority” means any regulatory agency, ministry, department or other Governmental Body having authority in any country or region to control the development, manufacture, marketing, and sale of Products, including the FDA.

“Regulatory Materials” means the U.S. and foreign regulatory applications, submissions and approvals (including all INDs, NDAs and foreign counterparts thereof, and all Regulatory Approvals) for any Program Compound or Product, and all correspondence with the FDA and other Regulatory Authorities relating to any Program Compound or Product or any of the foregoing regulatory applications, submissions and approvals and all clinical, regulatory and other data and information contained in the foregoing regulatory applications, submissions and approvals; whether generated, filed or held by or for the Company, Buyer, or their respective Affiliates or by any Third Party on behalf of the Company, Buyer, or their respective Affiliates, as applicable.

“Representative” means, with respect to a particular Person, any employee, manager, officer, director, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Royalty Payment” means the portion of the Purchase Price consisting of any payment that becomes due and payable pursuant to Section 2.6(b)(iii).

“Sales Milestone Event” means each calendar quarter with respect to which Sales Milestone Payments become due and payable in accordance with Section 2.6(b)(ii).

“Sales Milestone Payment” means any payment that becomes due and payable pursuant to Section 2.6(b)(ii).

“Selling Person” means, with respect to a Product, Buyer, its successors or assignees of the Purchased Assets and their respective Affiliates, licensees or sublicensees.

“Shrinkwrap Software” means software licensed to the Company under generally available retail shrinkwrap or clickwrap licenses.

“SK License Amendment” means the SK License Amendment attached hereto as Exhibit D.

“SK License Assumption” means the SK License Assumption attached hereto as Exhibit E.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means all of the world, except for the following countries, which constitute the “SK Territory”: Korea, Japan, China, Taiwan, Singapore, Indonesia, India, Philippines, Thailand, Malaysia, Vietnam and Hong Kong.

“Third Party” means any Person other than the Company or Buyer (and for purposes of the definition of “Net Sales” only, a Selling Person) or an Affiliate of the Company or Buyer (or for purposes of the definition of “Net Sales” only, such Selling Person).

“Trademarks” means all trade names, logos, trademarks, trade dress and service marks and related registrations and applications, together with translations, adaptations, derivations and combinations thereof, and including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing.

“Trade Secrets” means all Know-How which in the reasonable business judgment of the owner thereof have value or confer a competitive advantage to such owner.

“Valid Claim” means any claim in any unexpired and issued patent in the Program Patents that has not been disclaimed, revoked or held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

The following terms are defined on the page set forth opposite such term elsewhere in this Agreement:

[*]	29
ADR	33
Agreement	5
Agreement Obligations	20
Annual Net Sales	18
Assumed Liabilities	15
Buyer	5
Buyer Indemnitees	37
Buyer Insurance	35
Cap	39
Closing	21
Closing Date	21
Company	5
Company Indemnitees	37
Company Intellectual Property	25
Covered Person	34
Diligence Notice	33
Direct Claim Notice	41
Dispute	44

Drug	30
Excluded Assets	15
Excluded Representations	38
Expiration Date	38
Force Majeure Event	33
Fraud Policy	31
Generic Sales Reduction	20
Indemnified Party	39
Indemnifying Party	39
Parent	5
Parties	5
Product Discontinuation	33
Purchase Price	16
Purchased Assets	14
Purchased Contracts	15
Purchased Domain Names	14
Purchased Intellectual Property	26
Purchased Inventory	15
Purchased Patents	14

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Purchased Trade Secrets	14
Purchased Trademarks	14
Restricted Activity	35
Retained Liabilities	16
Royalty Term	19
SK	16
SK License	15

Special Representations	38
Surviving Person	20
Third Party Intellectual Property	26
Third Party Payment Amount	19
Third-Party Claim	39
Threshold	38
Transfer Taxes	41

ARTICLE 2

PURCHASE AND SALE

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from the Company, free and clear of all Liens, all of the Company’s right, title and interest in and to all of the following (collectively, the “Purchased Assets”):

(a) all Patents that disclose or claim the composition of matter, manufacture or use of, or are otherwise related to, (i) the compound [*], (ii) any compound that is [*] of the compound described in clause (i), or (iii) any [*] of any compound described in clause (i) or (ii) above, including the Patents set forth on Schedule 2.1(a) (collectively, “Purchased Patents”);

(b) all Trademarks that are related to or intended for use in connection with any Program Compound or Product, including the Trademarks set forth on Schedule 2.1(b) (“Purchased Trademarks”);

(c) all Domain Names that are related to or intended for use in connection with any Program Compound or Product, including the Domain Names set forth on Schedule 2.1(c) (“Purchased Domain Names”);

(d) all Trade Secrets that are related to any Program Compound or Product (including the manufacture or use thereof) (“Purchased Trade Secrets”);

(e) all Regulatory Materials, Clinical Data and Know-How, including the Regulatory Materials, Clinical Data and Know-How set forth on Schedule 2.1(e);

(f) all finished goods and works-in-process Product, all Program Compound drug substances, clinical samples, specimens, all raw materials, including active pharmaceutical ingredients in bulk form, used to make any Program Compound or Product, all manufacturing records and all packaging materials used to make the Product in finished form and collectively package them, in each case, in the possession or control of the Company or any of its Affiliates as of immediately prior to the Closing, including those listed on Schedule 2.1(f) (collectively, the “Purchased Inventory”);

(g) all Patent Files and all other books and records (including electronic records) relating to the Purchased Patents, Purchased Trademarks, Purchased Domain Names, Purchased Trade Secrets, Regulatory Materials, Clinical Data, Know-How or Purchased Inventory; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(h) all contracts related to any Program Compound or Product (including the manufacture, Development or use thereof), including the contracts and licensing agreements set forth on Schedule 2.1(h) (collectively, the “Purchased Contracts”).

2.2 Excluded Assets. Buyer shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than as specifically set forth herein, subject in each case to the conditions and rights set forth herein, and the Company and its Affiliates shall retain all other assets (collectively, the “Excluded Assets”), including the following:

(a) all assets of the Company or any of its Affiliates that are not Purchased Assets;

(b) all cash and cash equivalents;

(c) subject to Section 5.2, archival copies of any data or other documentation included in the Purchased Assets, to be retained by the Company and its legal counsel and used solely for the purposes of complying or demonstrating compliance with applicable Law or with the Company’s obligations under this Agreement or for enforcing the rights of the Company under this Agreement;

(d) all rights of the Company under this Agreement and the Ancillary Agreements;

(e) any prepayment, refund, claim, offset or other right of the Company with respect to any Tax arising or resulting from or in connection with the ownership or operation of the Purchased Assets attributable to any Tax period ending on or prior to the Closing Date, or, in the case of any Tax period which includes but does not end on the Closing Date, the portion of such period up to and including the Closing Date;

(f) the claims, remedies, rights, consideration or any other right related to any of the foregoing of the Company pursuant to this Agreement; and

(g) all claims and counterclaims relating to Retained Liabilities (subject to Section 7.5) or Excluded Assets.

2.3 Assumed Liabilities. Subject to the terms and conditions hereof, as of the Closing Date, Buyer shall assume, satisfy, perform, pay, discharge and be liable for the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising out of or relating to the prosecution, ownership, operation, maintenance, sale, lease or use of the Purchased Assets after the Closing; and

(b) all Liabilities under the Purchased Contracts arising after the Closing, including [*] and compliance with all post-Closing obligations under that certain License Agreement dated August 30, 2011 (as the same may be amended or modified by the SK License Amendment or otherwise, the “SK License”) between the Company and SK Biopharmaceuticals Co., Ltd. (“SK”); provided, however, that Buyer shall not assume and shall have no obligation to perform or pay any Liabilities to the extent that such Liabilities (i) arise from or relate to any breach of or default under any provision of any of such Purchased Contracts prior to or as a result of the Closing by the Company, or (ii) arise from or relate to any event, circumstance or condition occurring or existing prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or default of any of such Purchased Contracts; provided, further, that with respect to each Purchased Contract that is not effectively assigned to Buyer upon the Closing, all references to “the Closing” in this clause (b) shall be deemed to be references to “the effective assignment of such Purchased Contract from the Company to Buyer.”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4 Retained Liabilities. The Company shall retain all Liabilities of the Company and its Affiliates other than the Assumed Liabilities (such retained Liabilities, the “Retained Liabilities”), including the following:

(a) all Liabilities arising out of or relating to the prosecution, ownership, operation, maintenance, sale, lease or use of the Purchased Assets prior to the Closing;

(b) all Liabilities under the Purchased Contracts arising prior to the Closing, including compliance with all obligations under the SK License and all Liabilities that (i) arise from or relate to any breach of or default under any provision of any of such Purchased Contracts prior to or as a result of the Closing by the Company, or (ii) arise from or relate to any event, circumstance or condition occurring or existing prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or default of any of such Purchased Contracts; provided, however, that with respect to each Purchased Contract that is not effectively assigned to Buyer upon the Closing, all references to “the Closing” in this clause (b) shall be deemed to be references to “the effective assignment of such Purchased Contract from the Company to Buyer”;

(c) all Taxes of the Company for any period;

(d) all Liabilities relating to the Company’s employees and officers, including any obligation to pay wages, bonuses, severance payments or benefits; and

(e) all Liabilities arising out of, relating to, or otherwise in respect of, the Excluded Assets.

2.5 Purchase Price. The aggregate consideration (the “Purchase Price”) for the Purchased Assets shall consist of (a) the Base Consideration (subject to any reduction of such amount pursuant to the provisions of the Escrow Agreement), (b) the assumption of the Assumed Liabilities and (c) the right to receive the Contingent Payments as they become due pursuant to Section 2.6(b) below.

2.6 Payments.

(a) Closing Payments. On the Closing Date, Buyer shall:

(i) pay the Cash Payment as directed in the Letter of Direction; and

(ii) deliver the Escrow Amount to the Escrow Agent to be held and disbursed in accordance with the terms of the Escrow Agreement.

(b) Contingent Payments.

(i) Upon the first occurrence of each of the Milestone Events set forth in the chart below under the heading “Milestone Event,” the Milestone Payment set forth opposite such Milestone Event in the chart below shall become due and payable in accordance with and subject to Section 2.6(b)(vii), subject to Buyer’s right of set-off as set forth in Section7.4(d).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Milestone Event	Milestone Payment
1. [*]	[*] U.S. Dollars ($[*])
2. [*]	[*] U.S. Dollars ($[*])
3. [*]	[*] U.S. Dollars ($[*])
4. [*], wherein such [*]:
A. [*]	[*] U.S. Dollars ($[*])
B. [*]	[*] U.S. Dollars ($[*])
C. [*]	[*] U.S. Dollars ($[*])
D. [*]	[*] U.S. Dollars ($[*])
E. [*]	[*] U.S. Dollars ($[*])
F. [*]	[*] U.S. Dollars ($[*])
5. [*]	[*] U.S. Dollars ($[*])

Each Milestone Payment is payable one time only, regardless of the number of times the corresponding Milestone Event is achieved by a Product and regardless of the number of Products to achieve such Milestone Event. Only one Milestone Payment shall be owed for achievement of Milestone Event 4, such Milestone Payment shall be the amount that corresponds with [*], and no Milestone Payment shall be owed if [*]. Under no circumstances shall Buyer be obligated to pay the Company more than [*] U.S. Dollars ($[*]) pursuant to this Section 2.6(b)(i).

(ii) Upon the first occurrence of each of the Sales Milestone Events set forth in the chart below under the heading “Sales Milestone Event,” the Sales Milestone Payment set forth opposite such Sales Milestone Event in the chart below, subject to Section 2.6(b)(v), shall become due and payable in accordance with and subject to Section 2.6(b)(vii) and Buyer’s right of set-off as set forth in Section 7.4(c). For purposes of this Section 2.6(b)(ii), “Annual Net Sales” means Net Sales of Products during any calendar year. For the avoidance of doubt, the Sales Milestone Payments shall be due only once upon the achievement of a Sales Milestone Event. Under no circumstances shall Buyer be obligated to pay the Company more than [*] U.S. Dollars ($[*]) pursuant to this Section 2.6(b)(ii).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Sales Milestone Event	Sales Milestone Payment
Annual Net Sales exceed [*] U.S. Dollars ($[*])	[*] U.S. Dollars ($[*])
Annual Net Sales exceed [*] U.S. Dollars ($[*])	[*] U.S. Dollars ($[*])
Annual Net Sales exceed [*] U.S. Dollars ($[*])	[*] U.S. Dollars ($[*])

(iii) During the Royalty Term, a Royalty Payment at the applicable rate set forth below, subject to Sections 2.6(b)(v) and (vi), shall become due and payable in accordance with and subject to Section 2.6(b)(ii) and Section 2.6(b)(vii) and Buyer’s right of set-off as set forth in Section 7.4(d).

Calendar Year Net Sales	Royalty Rate
Portion of Net Sales in the applicable calendar year less than [*] U.S. Dollars ($[*])	[*]% of such Net Sales
Portion of Net Sales in the applicable calendar year equal to or greater than [*] U.S. Dollars ($[*]) and less than or equal to [*] U.S. Dollars ($[*])	[*]% of such Net Sales
Portion of Net Sales in the applicable calendar year greater than [*] U.S. Dollars ($[*])	[*]% of such Net Sales

For the avoidance of doubt, the Royalty Rate specified above applies to that portion of Net Sales in the applicable calendar year in the specified range. For example, if such Net Sales equal $[*], then the Company would receive a payment of $[*] ($[*] ([*]%) for the first $[*], $[*] ([*]%) for the next $[*], and $[*] ([*]%) for the remaining $[*]).

(iv) All Royalty Payments shall be calculated and payable on all Net Sales in the Territory, and for the avoidance of doubt, shall not include any Product sales in the SK Territory. Royalty Payments shall be payable on a Product-by-Product and country-by-country basis, from first commercial sale of a Product in a country until the later of [*] for such product in such country (such period, the “Royalty Term”).

(v) If Buyer or its Affiliate, licensee or sublicensee is required (based on advice from outside counsel) to license or acquire Intellectual Property owned or controlled by a Third Party to manufacture, use, sell, offer for sale, or import a Product in the Territory or if Buyer or its Affiliate, licensee or sublicensee incurs Losses with respect to a claim by a Third Party that the manufacture, use, sale, offer for sale, or importation of a Product in the Territory infringes, misappropriates or otherwise violates Intellectual Property owned by or licensed to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such Third Party, then Buyer shall have the right to deduct [*] of the amount of the Third Party payments made with respect to such license or acquisition and the Losses incurred with respect to such claim (such [*], the “Third Party Payment Amount”) from the Royalty Payments and/or Sales Milestone Payments otherwise owing to the Company hereunder; provided, that (A) Buyer shall not reduce the amount of the [*] Sales Milestone Payment paid to the Company hereunder (i.e., on account of Annual Net Sales first exceeding [*] U.S. Dollars ($[*]) or [*] U.S. Dollars ($[*]), respectively) by reason of such anti-stacking deduction under this Section 2.6(b)(v) to less than [*] of the amount that would otherwise be due under Section 2.6(b)(ii) had no such deduction applied, (B) Buyer shall not reduce the amount of the [*] Sales Milestone Payment paid to the Company hereunder (i.e., on account of Annual Net Sales first exceeding [*] U.S. Dollars ($[*])) by reason of such anti-stacking deduction under this Section 2.6(b)(v) to less than [*] of the amount that would otherwise be due under Section 2.6(b)(ii) had no such deduction applied, (C) Buyer shall not reduce the amount of the Royalty Payments paid to the Company hereunder by reason of such anti-stacking deduction under this Section 2.6(b)(v) so that the Royalty Rate actually paid (1) with respect to that portion of Net Sales in the applicable calendar year that are less than [*] U.S. Dollars ($[*]), is less than [*]% of such Net Sales, (2) with respect to that portion of Net Sales in the applicable calendar year that are equal to or greater than [*] U.S. Dollars ($[*]) and less than or equal to [*] U.S. Dollars ($[*]), is less than [*]% of such Net Sales, and (3) with respect to that portion of Net Sales in the applicable calendar year that are greater than [*] U.S. Dollars ($[*]), is less than [*]% of such Net Sales and (D) Buyer shall not reduce the amount of the Royalty Payments and/or Sales Milestone Payments by any amount [*] or [*] or [*]. For the avoidance of doubt, if Buyer is unable to deduct the entire Third Party Payment Amount in a particular calendar quarter due to the limitations on deductions set forth in this Section 2.6(b)(v), Buyer shall be permitted to carry forward the remaining balance of the Third Party Payment Amount and deduct it from Royalty Payments and/or Sales Milestone Payments in future calendar quarters until the complete Third Party Payment Amount has been deducted; provided, that in each such calendar quarter Buyer shall be subject to the same limitations on deductions as set forth in this Section 2.6(b)(v).

(vi) If at any time following the first commercial sale of a Generic Product in a country in the Territory, the Net Sales of the Product in such country in a calendar quarter are reduced by [*] or more from the Net Sales relative to the last calendar quarter before the first commercial sale of such Generic Product (“Generic Sales Reduction”), then the Royalty Payments otherwise owing to the Company hereunder with respect Net Sales of such Product in such country shall be reduced by [*].

(vii) If a Contingent Payment becomes due and payable pursuant to Section 2.6(b)(i), (ii) or (iii) above, Buyer shall, as promptly as reasonably practicable after determination of the applicability of such payment, give written notice of such occurrence date to the Company. Buyer shall pay or cause to be paid such Contingent Payment to the Company, by wire transfer of immediately available funds to an account designated by the Company, (A) within [*] following the Milestone Event Occurrence Date for a Milestone Event or (B) within [*] following the end of each relevant calendar quarter for any Sales Milestone Payment or Royalty Payment or, if such Sales Milestone Payment or Royalty Payment becomes due at the end of Buyer’s fiscal year, within [*] following the end of the relevant fiscal year. All Contingent Payments set forth in this Section 2.6(b) shall be treated by all of the Parties to this Agreement as additional purchase price paid for the Purchased Assets for all income Tax purposes (except to the extent required by applicable Law).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Responsibility for Payments. Buyer shall not (i) consolidate with or merge into any other Person or (ii) assign or otherwise irrevocably convey or transfer all or substantially all of the Purchased Assets to any Person, unless (x) the Person formed by such consolidation or into which Buyer is merged or (y) the Person that acquires by assignment or irrevocable conveyance or transfer all or substantially all of the Purchased Assets (in each case, the “Surviving Person”) has expressly assumed the following obligations (the “Agreement Obligations”): to pay all unpaid Contingent Payments if and when such Contingent Payments become due, and to perform every other applicable duty and covenant of Buyer under this Agreement, in each case, in accordance with the terms and conditions of this Agreement. In the event Buyer assigns, conveys or transfers its properties and assets in accordance with the terms and conditions of this Section 2.6(c), Buyer and the Surviving Person shall be jointly and severally liable for the Agreement Obligations. For the purposes of this Section 2.6(c), “substantially all of the Purchased Assets” shall mean at least [*] of the value of the Purchased Assets as reasonably determined by Buyer and shall not include circumstances where the assignment, conveyance or transfer is [*].

2.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hutchison PLLC in Raleigh, North Carolina, on the date hereof (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. Eastern Standard Time on the Closing Date.

2.8 Nontransferable Assets. This Agreement shall not constitute an agreement or attempted agreement to transfer, sublease, sublicense or assign any privilege, right or interest in any Purchased Asset or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent required or necessary of a Third Party would constitute a breach or violation thereof or affect adversely the rights of Buyer thereunder. If a consent of a Third Party which is required in order to assign any interest in a Purchased Asset has not been obtained prior to the date of this Agreement, or if an attempted assignment would be or for some reason is ineffective or would adversely affect the ability of the Company to convey its interest in a Purchased Asset to Buyer as set forth herein, then the Company shall use its best efforts, and Buyer will cooperate with the Company to the extent commercially reasonable, to obtain promptly such authorizations, consents or waivers. Pending such authorization, consent or waiver, the Company shall hold any asset that has not been transferred or assigned for the benefit of Buyer, and the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset that it would have obtained had the asset been conveyed to Buyer at the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company that the following statements are correct and complete as of the date hereof.

3.1 Organization of Buyer. Buyer is a Bermuda company limited by shares duly formed, validly existing, and in good standing under the Laws of its jurisdiction of incorporation.

3.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the performance by Buyer of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate or other applicable action of Buyer, as the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

case may be. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party.

3.3 Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer is subject, (ii) violate any provision of the Organizational Documents of Buyer or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer or its Affiliates is a party or by which it is bound or to which any of its assets is subject; provided, in the case of clause (iii), only to the extent that such breach, default or acceleration would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

3.4 Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the following statements are correct and complete as of the date hereof, except as set forth in the Disclosure Schedule.

4.1 Organization, Qualification, and Power. The Company is duly organized, validly existing, and in good standing under the Laws of the State of North Carolina. The Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not have a material impact on the Company or the Purchased Assets. The Company has the full limited liability company power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it. The Company is not in default under or in violation of any material provision of its Organizational Documents.

4.2 Authority; Binding Nature of Agreements. The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Company of the transactions contemplated hereby and thereby have been duly approved by all requisite limited liability

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

company or other applicable action of the Company. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by the Company of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The Company is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party.

4.3 Non-contravention. Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any Law or Order to which the Company is subject, (b) violate or conflict with any provision of the Organizational Documents of the Company, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, Consent or payment under any Contract, Permit, instrument, or other arrangement included in the Purchased Assets to which the Company is a party or by which it is bound or to which any of the Purchased Assets is subject (or result in the imposition of any Lien upon any of the Purchased Assets). Except as set forth in Section 4.3 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any Consent or Permit of any Governmental Body or other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

4.4 Brokers’ Fees. Except as set forth in Section 4.4 of the Disclosure Schedule, the Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, and the Company shall be responsible for payment of such fees.

4.5 Assets. The Company has good and marketable title to, or a valid leasehold interest or license in, the Purchased Assets, free and clear of all Liens. Other than assets of general applicability not specific to the Product or any Program Compound, the Purchased Assets include all property and assets used by the Company in connection with the Development, manufacture or use of any Product or Program Compound.

4.6 HSR Act.

(a) The Company is (i) its own “ultimate parent entity” (as such term is defined in 16 C.F.R. § 801.1(a)(3)); and (ii) not “engaged in manufacturing” (as such term is defined in 16 C.F.R. § 801.1(j).).

(b) The Company’s “total assets” and “annual net sales” (as those terms are defined in 16 C.F.R. § 801.11), are less than $14.2 million and $141.8 million, respectively.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.7 Material Change. During the past [*], the business of the Company has been conducted in the Ordinary Course of Business, and there has not been any event, change, development or fact that has had or would reasonably be expected to have a material impact on the Purchased Assets or Assumed Liabilities.

4.8 Legal Compliance.

(a) The Company has complied and is in compliance in all material respects with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure so to comply. In the past [*], the Company has not received any written notice alleging any non-compliance of the foregoing.

(b) Section 4.8(b) of the Disclosure Schedule sets forth a correct and complete list of all Permits held by the Company included in the Purchased Assets, as well as any consents, waivers or authorizations that may be required to transfer such Permits to Buyer as contemplated by this Agreement. Such Permits are in full force and effect. No Proceeding is pending or threatened to revoke or limit any such Permit.

(c) Neither the Company nor, to the Knowledge of the Company, any of its officers, managers, equityholders, directors, agents, employees or any other Persons acting on its behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any employee, customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments. The Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to ensure, that such contributions, payments, expenditures or gifts are not made, accepted or received by any such Person.

4.9 Tax Matters.

(a) The Company has timely filed with the appropriate taxing authorities all Tax Returns that were required to be filed. All such Tax Returns are correct and complete in all material respects. All Taxes shown on any Tax Return as due and owing by the Company have been paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets.

(b) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company. There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened against the Company or concerning the Company with respect to any Taxes. Except as set forth on Section 4.9(b) of the Disclosure Schedule, the Company has not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past [*], an examination or written notice of potential examination of the Tax Returns filed with respect to the Company by any taxing authority.

(c) All Taxes that are required to be withheld or collected by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or equityholders of the Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and is not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(f) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

(g) The Company is not, and has not been, a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).

4.10 Intellectual Property.

(a) Company Intellectual Property. The Company owns or possesses valid license rights to use the Intellectual Property and Know-How used or held for use by or on behalf of the Company with respect to the Program Compounds or Products (the “Company Intellectual Property”).

(b) The Purchased Assets include all Company Intellectual Property and, to the Knowledge of the Company, all other Intellectual Property in existence on the date hereof necessary for the continued conduct of the Company’s business with respect to the Program Compounds and Products immediately after the Closing by or on behalf of Buyer as currently conducted by the Company and, to the Knowledge of the Company, as currently contemplated to be conducted by Buyer; provided, however, that [*] or [*] that is [*], including [*] or [*] or [*], [*] that [*] and [*].

(i) Schedule 2.1(a) is a complete and accurate list of all Patents that disclose or claim the composition of matter, manufacture, or use of, or are otherwise related to, (A) the compound [*], (B) any compound that is [*], the compound described in clause (A), (C) any [*] of any compound described in clause (A) or (B), or (D) a pharmaceutical product containing or comprising any of the foregoing, and that are owned by or licensed to the Company; the Company owns or controls all such Patents, subject to [*]. Schedule 2.1(b) is a complete and accurate list of all Trademarks that are related to or intended for use in connection with a Program Compound or Product and that are owned by or licensed to the Company; the Company owns or controls all such Trademarks. Schedule 2.1(c) is a complete and accurate list of all Domain Names that are related to or intended for use in connection with a Program Compound or Product and that are owned by or licensed to the Company; the Company owns or controls all such Domain Names. The Company owns or controls all Regulatory Materials, Clinical Data and Know-How set forth on Schedule 2.1(e) and has disclosed all Purchased Trade Secrets and Know-How completely and accurately to Buyer.

(ii) Owned Intellectual Property. Schedules 2.1(a)(i), 2.1(b) and 2.1(c) set forth a complete and accurate list of all Owned Intellectual Property, which list includes and separately sets forth the following: (A) issued Patents and filed applications therefor, (B) registered Trademarks and applications for registration therefor, and (C) registered Domain Names, indicating for each of the foregoing (A) through (C) (whenever applicable) the (x) applicable jurisdiction of registration or filed application, (y) registration number, publication number and/or application number, and (z) dates of filing, publication, issuance and renewal. The

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company is the sole and exclusive owner of the Owned Intellectual Property, including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement or misappropriation of the Owned Intellectual Property. The Company has not (i) transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is Owned Intellectual Property to any other Person or (ii) permitted the Company’s rights in such Owned Intellectual Property to enter into the public domain. Each item of Owned Intellectual Property will be solely and exclusively owned by Buyer immediately following the Closing.

(iii) Inbound Licenses and Rights. Schedule 2.1(a)(ii) lists all Intellectual Property in the Purchased Assets that any Person has licensed to the Company or otherwise authorized the Company to use (except for licenses of Shrinkwrap Software) (collectively, the “Third Party Intellectual Property”). The Company has made available to Buyer accurate and complete copies of the Contracts governing such Third Party Intellectual Property. A complete and accurate list of such Contracts is set forth on Section 4.10(b)(iii) of the Disclosure Schedule, which list indicates for each Contract the title, parties and date of execution, to the extent applicable. All such Contracts are Purchased Contracts. The Company is not, and to the Knowledge of the Company, no other party thereto is in breach of any of the Contracts governing the Third Party Intellectual Property. Except as set forth on Section 4.3 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination or suspension of, or any right to modify, cancel, terminate or suspend, any Contract pursuant to which the Company uses or has obtained rights to Third Party Intellectual Property. Except [*], no third party that has licensed Third Party Intellectual Property to the Company has ownership rights or license rights to improvements or derivative works made by or for the Company based on such Third Party Intellectual Property. Each item of Third Party Intellectual Property will be licensed to Buyer immediately following the Closing.

(c) No Restrictions. The Owned Intellectual Property is free of all payment obligations and other Liens and is not subject to any Orders or limitations or restrictions on use or otherwise. Except for the Contracts set forth in Section 4.10(c) of the Disclosure Schedule, the Company is not a party to any Proceeding, Order or Contract that prohibits or restricts the exploitation of the Intellectual Property included in the Purchased Assets (the “Purchased Intellectual Property”) or the Clinical Data or Know-How included in the Purchased Assets, or that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity or enforceability of such Purchased Intellectual Property.

(d) Effect of Closing. Subject to Buyer’s execution of the SK License Assumption, the Company has the right to assign its right, title and interest in the Purchased Intellectual Property and the Regulatory Materials, Clinical Data and Know-How included in the Purchased Assets to Buyer as set forth in this Agreement and the transactions contemplated hereby. Immediately after the Closing, Buyer will be the sole owner of, and will have title to, the Owned Intellectual Property, and will have valid rights to use, license and transfer the Purchased Intellectual Property and the Regulatory Materials, Clinical Data and Know-How included in the Purchased Assets in the same manner and on the same terms that the Company had immediately prior to the Closing. Neither the execution, delivery or performance of the Agreement nor the consummation of the transactions contemplated hereby will: (i) contravene, conflict with or result in any limitation on the Company’s right, title or interest in or to any of the Purchased Intellectual Property or any Regulatory Materials, Clinical Data or Know-How included in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Purchased Assets (except as contemplated by this Agreement); (ii) result in a breach of, default under or termination of any Purchased Contracts; (iii) result in the release, disclosure or delivery of any Purchased Intellectual Property or any Regulatory Materials, Clinical Data or Know-How included in the Purchased Assets by or to any escrow agent or other Person; (iv) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Purchased Intellectual Property or any Regulatory Materials, Clinical Data or Know-How included in the Purchased Assets (except as contemplated by this Agreement); (v) by the terms of any Purchased Contracts, cause a reduction of any royalties or other payments the Company would otherwise be entitled to with respect to any Purchased Intellectual Property or any Regulatory Materials, Clinical Data or Know-How included in the Purchased Assets; or (vi) by the terms of any Purchased Contracts, cause an increase in any royalty or other payments the Company would otherwise be required to make under such Purchased Contracts.

(e) Acquisition of Ownership Rights. The Company has developed, acquired or created all of the Owned Intellectual Property. In addition, with respect to the Owned Intellectual Property:

(i) Employees. Each current and former employee of the Company who conceived, authored, invented, developed, reduced to practice or otherwise contributed to any Clinical Data or Know-How or any Intellectual Property related to any Program Compound or Product has executed a confidentiality and assignment of inventions agreement substantially in the form attached to Section 4.10(e)(i) of the Disclosure Schedule.

(ii) Other Persons. Each consultant or other Person who conceived, authored, invented, developed, reduced to practice or otherwise contributed to any Clinical Data or Know-How or any Intellectual Property related to any Program Compound or Product in the course of or as a result of activities performed for or on behalf of the Company, and who was not then an employee of the Company, has executed an agreement that assigns to the Company all interests of such person in such Clinical Data, Know-How or Intellectual Property.

(iii) Other Assignments. Section 4.10(e)(iii) of the Disclosure Schedule separately lists all other written assignments pursuant to which the Company acquired ownership rights in the Owned Intellectual Property.

(f) Outbound Licenses and Rights. The Company has not licensed, sublicensed or otherwise granted rights in any of the Purchased Intellectual Property to any Person which are still in effect.

(g) No Violation of the Company Rights. To the Knowledge of the Company, no Person has violated, infringed, misappropriated or unlawfully used any of the Purchased Intellectual Property, other than authorized uses and disclosures in accordance with the Purchased Contracts listed on Schedule 2.1(h). Immediately after the Closing and except for [*], the Company will have sole right to bring actions for infringement or misappropriation of the Owned Intellectual Property and the first right to bring actions for infringement or misappropriation of the Third Party Intellectual Property. The Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Purchased Contract.

(h) No Violation of Third Party Rights. Neither the conduct of the business in connection with any Program Compound or Product, as conducted by or on behalf of the Company prior

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to the Closing or, to the Knowledge of the Company, as currently contemplated to be conducted by Buyer after the Closing, nor the Company’s creation, use, license or other transfer of the Purchased Intellectual Property (i) violates, infringes, misappropriates or unlawfully uses any intellectual property of any Person or (ii) constitutes any contributory infringement of or inducement to infringe, misappropriate or unlawfully use any Intellectual Property of any Person; provided, however, that [*] or [*] that is [*], including [*] or [*] or [*], [*] that [*] and [*]. The Company has not received notice of, and is not a party to, any pending Proceeding or any allegation or claim in which any Person alleges that the Company or the Purchased Intellectual Property has violated, infringed, misappropriated or unlawfully used any Person’s Intellectual Property rights or constitutes unfair competition or trade practices under the laws of any jurisdiction. There are no pending disputes between the Company and any other Person relating to the Purchased Intellectual Property.

(i) Validity/Enforceability. With respect to the Purchased Intellectual Property, no Proceeding is pending or, to the Knowledge of the Company, is threatened that challenges the validity, enforceability, inventorship, patentability, claim construction, use or ownership of or the Company’s right to grant a license or other right to the item and, to the Knowledge of the Company, no valid basis exists for a challenge to the validity, enforceability, inventorship, patentability, claim construction, use or ownership of the item, which challenge is more likely than not to be successful.

(j) Prosecution and Maintenance. No Purchased Intellectual Property rights have been abandoned, and the Purchased Intellectual Property rights have been and continue to be timely prosecuted, all necessary maintenance fees, annuities and renewals have been (or, with respect to licenses, to the Knowledge of the Company, have been) timely paid to continue all such rights in effect, and none of the Purchased Intellectual Property rights have expired, lapsed, been declared invalid (in whole or in part), or declared unenforceable by any Governmental Body.

(k) Confidentiality/Trade Secrets. The Company has taken commercially reasonable steps to protect and preserve Know-How, Trade Secrets and other material Confidential Information included in the Company Intellectual Property. All employees who have received Know-How, Trade Secrets or other confidential business information of the Company from the Company have entered into written confidentiality agreements with the Company to protect the secret or confidential status of such information. To the Knowledge of the Company, no Third Party has violated, infringed, misappropriated or unlawfully used any Know-How, Trade Secrets or other material Confidential Information included in the Company Intellectual Property. All current and past employees, consultants and independent contractors of the Company have entered into written agreements that provide the Company with protection of the Company’s Know-How, Trade Secrets or other confidential business information and the assignment of all inventions and other work product made or prepared (whether individually or with others) within such employee’s employment relationship, such consultant’s consulting relationship or such independent contractor’s contracting relationship, with the Company.

(l) The Company is the sole owner of, or has the valid right to use, all data generated in the course of, or as a result of, any Development, clinical trial or other testing in humans of any Program Compound and has not licensed any such data to any Third Party. The Company has the right to grant to Buyer the right to use, and to reference and submit in Regulatory Materials, all such data and all data and information [*]. No research, Development or manufacturing has been performed by or on behalf of the Company or any of its Affiliates with respect to any compound that is not a Program Compound but is [*] a Program Compound.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.11 Purchased Contracts.

(a) The Company has delivered or has made available to Buyer a correct and complete copy of each written Purchased Contract, and a detailed summary of the terms of any oral Purchased Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Section 4.11(a) of the Disclosure Schedule sets forth each Purchased Contract that:

(i) obligates the Company, or will obligate Buyer, to make payments to third parties based on the development or sale of any Product;

(ii) obligates the Company, or will obligate Buyer, to satisfy diligence, indemnification or minimum purchase obligations; or

(iii) includes any exclusivity, non-competition or most-favored nation provisions.

(b) The Purchased Contracts include all Contracts of the Company related to any Program Compound, Product or compound that is [*] any Program Compound. Subject to the Equitable Exceptions, each Purchased Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. No Purchased Contract has been breached in any material respect or cancelled by the Company, or to the Knowledge of the Company, by any other party thereto. Other than waivers of past obligations that would have been fully performed in accordance with their terms prior to the Closing Date, the Company has not irrevocably waived any of its rights under any Purchased Contract. The Company has performed all material obligations under such Purchased Contracts required to be performed by the Company. To the Knowledge of the Company, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Purchased Contract or would permit the termination, modification or acceleration of such Purchased Contract. The Company is not participating in any active discussions to amend the terms of any Purchased Contract. The Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Purchased Contract.

(c) The Patents licensed to the Company pursuant to the SK License include all Patents owned or controlled by SK or its Affiliates that disclose or claim ADX-N05, its manufacture or its use in the Field (as defined in the SK License). Except as set forth on Section 4.11(c) of the Disclosure Schedule, as of the Closing, there are [*] (as defined in the SK License) [*] or [*] and the Company has not received any notice from SK regarding any [*] (as defined in the SK License) nor, to the Knowledge of the Company, do any [*]. No [*] (as defined in the SK License) has been [*] or [*] pursuant to Section [*] of the SK License nor is there any [*] that could result in [*] pursuant thereto. The Company has [*] the [*] (as defined in the SK Agreement) of the [*] (as defined in the SK Agreement). [*] and [*] do not, as of the Closing, have any right, title or interest in any [*] or [*] or [*] or [*]. There are [*] under any [*] (including any [*] or the like, with respect thereto) for which [*] except for [*] or [*] or [*] pursuant to [*] for [*]. [*] pursuant to (i) [*] or (ii) [*] or the related [*]. The Company has not entered into any agreement or signed any proposal with respect to the [*].

4.12 Litigation. There are no (and during the last [*] preceding the date hereof, there have not been any) complaints, Proceedings, Orders, or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company (whether or not the Company is named as a party thereto) or anticipated (i) relating to or affecting the Purchased Assets or Assumed Liabilities, or (ii) challenging, or that would have the effect of preventing, delaying, making illegal or otherwise interfering

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with, the transactions contemplated hereby. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to, or serve, as a basis for the commencement of any such Proceeding, Order or investigation. There are no Proceedings in which the Company is the plaintiff or claimant and which relate to the Purchased Assets. There is no outstanding Order to which the Company or any of the Purchased Assets is subject. To the Knowledge of the Company, no legislative or regulatory proposal has been adopted or is pending which would adversely affect the ability of the Company to comply with or perform any obligation under this Agreement or any Ancillary Agreement or have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

4.13 Certain Business Relationships with the Company. Except as set forth on Section 4.13 of the Disclosure Schedule, no (a) officer, manager or director of the Company, (b) member of the immediate family of each of the individuals referred to in clause (a) above, or (c) trust or other entity in which any Person referred to in clauses (a) or (b) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest: (i) is a party to any Purchased Contract; (ii) has any direct or indirect interest of any nature in any of the Purchased Assets (other than their equity ownership in the Company); or (iii) is competing, directly or indirectly, with the Company with respect to any Program Compound, Product or [*] or [*] or [*] or [*]. Each Contract required to be set forth in Section 4.13 of the Disclosure Schedule has been duly and validly authorized by the Company in compliance with applicable Law.

4.14 Regulatory Compliance.

(a) As to each product candidate subject to the FD&C Act and the regulations of the FDA promulgated thereunder or similar Laws in any foreign jurisdiction that is or has been developed, manufactured and/or tested by or on behalf of the Company (each such product candidate, a “Drug”), each such Drug is being or has been developed, manufactured, labeled, stored, researched, distributed and/or tested in compliance in all material respects with all applicable requirements under the FD&C Act, the regulations of the FDA promulgated thereunder, the Public Health Service Act, their applicable implementing regulations and similar foreign, state and local Laws and regulations, including those relating to investigational use, good manufacturing practices, good clinical practices, good laboratory practices, labeling, record keeping and filing of required reports. The Company has not received any notice or other communication from the FDA or any other Governmental Body (i) withdrawing the IND of any product candidate of the Company, (ii) placing any IND of the Company on “clinical hold”, or (iii) otherwise alleging any violation by the Company of any Laws or judgments applicable to any Drug. Complete and accurate copies of all data of the Company, and all correspondence with the FDA and foreign health authorities, with respect to each Drug of the Company have been made available for review.

(b) All applicable approvals, clearances, authorizations, licenses, permits and registrations required by the FDA or any other Governmental Body to permit any manufacturing, labeling, storing, testing, distribution, research and development of a Drug as previously conducted or currently being conducted by or on behalf of the Company: (i) with respect to all such activities being undertaken by the Company, have been obtained by the Company and (ii) with respect to all such activities undertaken on behalf of the Company, have been obtained by each third party undertaking such activities. The Company and each such third party is in compliance in all material respects with all reporting requirements related to the foregoing approvals, clearances, authorizations, licenses, permits and registrations.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) All human clinical trials conducted by or on behalf of the Company have been, and are being, conducted in compliance with the applicable protocols and requirements of Good Clinical Practice, Informed Consent, and all other applicable requirements relating to protection of human subjects contained in 21 CFR Parts 312, 50, 54, 56 and 11 and all applicable guidelines, and all applicable foreign, state and local Laws.

(d) The Company has filed or a third party on behalf of the Company has filed with the FDA or other appropriate Governmental Body all required notices, and annual or other reports, including notices of adverse events, serious and/or unexpected adverse events, and serious injuries or deaths related to the use of any Drug in human clinical trials, and the Company has made copies of such notices available for Buyer’s review.

(e) All manufacturing, warehousing, distributing and testing operations conducted by or for the benefit of the Company with respect to any Drug being used in human clinical trials have been and are being conducted in accordance with the FDA’s current Good Manufacturing Practices regulations and guidelines for drug and biological products, as set forth in 21 CFR Parts 210 and 211. In addition, the Company is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable Laws and regulations.

(f) Neither the Company nor, to the Knowledge of the Company, the Company’s officers, employees, agents or clinical investigators acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “Fraud Policy”) and any amendments thereto. Additionally, neither the Company, nor to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar state Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law. To the Knowledge of the Company, the Company is not the subject of any pending or threatened investigation by the FDA pursuant to the Fraud Policy or by any Governmental Body pursuant to a comparable policy.

(g) There are no investigations, suits, arbitrations, charges, complaints, claims, actions or proceedings against or affecting the Company relating to or arising under the FD&C Act, the Public Health Service Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Body.

(h) No claims for Liability for death or injury to any person as a result of any defect in a Drug, any warranty or recall for a Drug, or any statutory Liability or any Liability assessed with respect to any failure to warn arising out of a Drug, including any claims for liability for death or injury to any person as a result of any clinical trial conducted with respect to a Drug, have been asserted against the Company in respect of any Drug.

4.15 Purchased Inventory. Section 4.15 of the Disclosure Schedule provides an accurate and complete breakdown of all Purchased Inventory as of November 30, 2013. All of the Company’s existing Purchased Inventory: (a) is of such quality and quantity as to be usable by the Company in the Ordinary Course of Business; and (b) is free of any defect or deficiency.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.16 Affiliates. No Affiliate of the Company has any right, title or interest in any Program Compound or Product or any Intellectual Property, Regulatory Materials, Clinical Data, Know-How or, except for assets of general applicability that are not specifically related to any of the foregoing, other assets that relate to, or were used or generated in connection with, the research or development of, any Program Compound or Product.

4.17 Disclosure. Buyer has been provided access to accurate and complete copies of all documents referred to on the Disclosure Schedule. As used throughout this Agreement the term “delivered to Buyer” and/or “made available” shall include providing an accessible copy in the Company’s virtual data room.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 General. In case any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE 7 below). At Buyer’s request, the Company shall, at its own expense, reasonably assist Buyer in Buyer’s efforts to obtain copies of raw data and annotated case report forms that were requested by, but not provided to, Buyer prior to the Closing. With respect to any agreement that was entered into by Company with respect to the Development, clinical trial or other testing of Program Compounds and Products (including services agreements and license agreements) but is not a Purchased Contract because the Company no longer has any right, title or interest in or to such agreement, the Company has or shall provide Buyer, upon the written request of Buyer, with a copy of each such agreement, and Buyer has the right to access and use such agreement and to disclose such agreement or its existence to Regulatory Authorities to the extent that such disclosure is not prohibited by such agreement.

5.2 Confidentiality. The Company agrees not to and to cause its Affiliates not to disclose or use any Confidential Information except as may be required in order to perform their respective obligations under this Agreement or any Ancillary Agreement. In the event that the Company is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, the Company will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Company is, on the advice of counsel, compelled to disclose any Confidential Information, the Company may disclose such Confidential Information; provided, however, that the Company shall use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of the Company’s disclosure unless such Confidential Information is so available due to the unauthorized actions of the Company. The Company shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements; provided, however, that the Company may disclose such information to its legal counsel, accountants, or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto similar to the obligation set forth in this Section 5.2. With respect to any Person that has received or receives Confidential Information from the Company or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pursuant to its relationship with the Company and has obligations of confidentiality, nondisclosure or non-use with respect thereto pursuant to any agreement that is not a Purchased Contract, the Company shall promptly notify Buyer if it becomes aware of any breach or threatened breach of such obligations and, at Buyer’s request, shall take action to enforce such obligations.

5.3 Diligent Efforts.

(a) Commencing upon the Closing, Buyer shall use Diligent Efforts to achieve the Milestone Events. Buyer may satisfy such obligation in whole or in part through the activities of its Affiliates, and licensees, sublicensees, assignees and subsequent acquirers of Buyer or any of the Purchased Assets. If the Company in good faith believes that Buyer is not using Diligent Efforts to fulfill any of the Milestone Events, then the Company may provide Buyer with written notice thereof specifying in reasonable detail the reasons for such belief. If such notice is given, Buyer shall have [*] from receipt of such notice to cure such alleged deficiencies. If, after such cure period, the Company reasserts in writing substantially the same deficiencies (a “Diligence Notice”), then Buyer shall designate Representatives, including at least one officer with operating responsibility with respect to the Purchased Assets, to meet with the Company’s Representatives within [*] from the date of such Diligence Notice to address in good faith the Company’s belief that Buyer is not using Diligent Efforts and any steps that can be taken to cure any alleged breach of the obligation to use Diligent Efforts. If the participating parties fail to resolve these issues within [*] after such Diligence Notice, then the Company and Buyer shall have the right to initiate an alternative dispute resolution (“ADR”) proceeding in accordance with Section 9.8(b).

(b) If Buyer (together with its Affiliates, licensees, sublicensees, assignees and subsequent acquirers) is no longer engaging in and does not have any plans to engage in the activities required to achieve the Milestone Events (which activities may include pursuing potential licensees, sublicensees, assignees and subsequent acquirers), then Buyer shall send prompt written notice thereof to the Company.

(c) Failure of Buyer to fulfill or perform its obligation to use Diligent Efforts shall not subject such party to any Liability to the extent such failure is caused or occasioned by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government, or by any other event or circumstance of like character to the foregoing beyond the reasonable control and without the fault or negligence of such party (a “Force Majeure Event”), provided such party uses commercially reasonable efforts to remove such Force Majeure Event, gives the Company prompt notice of the existence of such Force Majeure Event and as promptly as reasonably practicable resumes the Diligent Efforts after the Force Majeure Event is alleviated.

(d) Notwithstanding anything to the contrary in this Agreement, Buyer may provide written notice to the Company of Buyer’s intent to discontinue Development and/or commercialization of any Product including through its Affiliates, licensees, sublicensees, assignees and subsequent acquirers (a “Product Discontinuation”) in which case the obligations of Buyer under Sections 5.3(a) to 5.3(c) and Sections 5.3(e) to 5.3(f) shall terminate immediately upon issuance of such notice. In the event that there is a Product Discontinuation and Buyer intends to revert to SK (its Affiliates or their respective successors or assigns) all rights granted by SK to Buyer pursuant to the SK License, Buyer will promptly provide notice of such intended reversion and the proposed timing of such reversion to the Company and will, at the subsequent written request of the Company that is received by Buyer within the proposed timing of such reversion provided by Buyer, use commercially reasonable efforts to assign the SK License to the Company or its nominee, at no additional expense to Buyer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) Information Sharing. For so long as one or more Milestone Payments remains unpaid and still potentially payable, Buyer shall provide the Company with a copy of each report required pursuant to the SK License as it exists on the Closing Date and such other reports as provided to SK (its Affiliates or their respective successors or assigns) from time to time.

(f) Audit Rights. [*] per calendar year following the Closing and until [*] after all Royalty Payments are fully paid pursuant to this Agreement, the Company or its designee shall have the right to retain and cause an independent, certified public accountant reasonably acceptable to Buyer to conduct an audit of relevant records of Buyer, its Affiliates and any licensees, sublicensees or relevant third parties in order to confirm Net Sales of any Product and the amount of Sales Milestone Payments and Royalty Payments payable during the prior [*] period pursuant to Section 2.6. Such audits may be conducted during normal business hours at the headquarter offices of Buyer upon reasonable prior written notice to such party. Buyer shall include, in any relevant agreement with its Affiliates, licensees, and sublicensees that have the right to sell Products, such audit rights in favor of the Company. The Company shall bear the full cost of such audit unless such audit discloses that Sales Milestone Payments or Royalty Payments have been underpaid for the applicable period by [*] or more, in which case, Buyer shall bear the full cost of such audit and all subsequent audits. Buyer shall as promptly as reasonably practicable remit any underpayment of Sales Milestone Payments and Royalty Payments in accordance with Section 2.6, together with interest at a rate of (i) the thirty (30) day U.S. Dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal, U.S. Internet Edition at www.wsj.com under the Market Data Center tab, on the date such payment was due, plus an additional [*], or (ii) the maximum rate permitted by applicable Laws, whichever is less, calculated on the number of days such payment is delinquent. Any over-payment of Sales Milestone Payments or Royalty Payments may be recovered by Buyer solely by deducting the amount thereof from any future Sales Milestone Payments or Royalty Payments.

5.4 SK License. Buyer shall promptly pay all amounts due and payable, and incurred, pursuant to the SK License on or after the Closing Date. Buyer agrees that following the Closing, Buyer shall be bound by the terms and conditions of the SK License, as the same has been amended or modified by the SK License Amendment or otherwise. Buyer shall comply in all material respects with the obligations of the “Licensee” (as defined in the SK License) under the SK License, as amended, including the research and development efforts and development milestones set forth therein.

5.5 Bulk Sales. Each of the Parties hereby waives compliance with the notification and all other requirements of the bulk sales laws in force in the jurisdiction in which such laws are applicable to the Purchased Assets or the transactions contemplated by this Agreement.

5.6 Cooperation. For a period of [*] following the date of this Agreement, the Company agrees to make its management available to Buyer for reasonable telephone conferences, on reasonable notice and during normal business hours, to assist Buyer and facilitate the development of the Purchased Assets. The obligations of the Company’s management pursuant to this Section 5.6 shall not exceed an aggregate of (a) [*] during the [*] following the date of this Agreement, (b) [*] for [*] and (c) [*] thereafter. In the event additional support is required, the Company and Buyer shall negotiate such support in good faith and on commercially reasonable terms. [*] additional support in excess of the [*] provided by this Section 5.6 shall [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.7 Non-Competition.

(a) For a period of [*] from the date of this Agreement, the Company shall not, and shall cause [*] and [*] (each a “Covered Person”) not to, directly or indirectly, own an interest in, operate, join, control, participate in, or be an officer, director, agent, independent contractor, partner, shareholder, or principal of any Person that develops, manufactures or commercializes, or seeks to develop, manufacture or commercialize, any [*] or [*] or [*] (the “Restricted Activity”). For a period of [*] from the date of this Agreement, no Covered Person shall (a) undertake the planning of or organization of any Restricted Activity, or combine or plan with other employees or any third party for the purpose of organizing any such Restricted Activity, (b) interfere with or disrupt, or attempt to interfere with or disrupt, any business relationship, contractual or otherwise, between Buyer and any other party, including customers or prospective customers, suppliers, agents or employees of the Company, (c) solicit, induce or influence, or seek to induce or influence, any customer or prospective customer of Buyer for the purpose of promoting or selling any products or services that would constitute a Restricted Activity, directly or indirectly, or by action in concert with others. Performance of the obligations of the Company and its management under Section 5.6 of this Agreement shall not constitute a breach of this Section 5.7. Notwithstanding the foregoing, a Covered Person may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Covered Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own [*] or more of any class of securities of such Person and (B) act as an independent contractor or agent for, or as a commercial partner with, a Person who engages in a Restricted Activity if the scope of such Covered Person’s activities as an independent contractor, agent or corporate partner do not relate to the development, manufacture or commercialization of any [*] or [*] or [*] or [*].

(b) On or before the Closing Date, each Covered Person shall enter into a non-competition agreement with Buyer in the form attached as Exhibit F.

5.8 Insurance.

(a) Buyer shall at all times from and after the Closing Date maintain standard clinical trials, products liability/completed operations insurance and general liability insurance at its sole expense covering all claims against Buyer and/or the Company whatsoever and howsoever arising from the manufacture, sale, distribution or use of the Product after the Closing Date by or on behalf of Buyer (or any of its Affiliates and its Representatives), with coverage minimum limits of [*] U.S. Dollars ($[*]) per occurrence (the “Buyer Insurance”). Such Buyer Insurance shall be provided by insurers having an AM Best (A-) or higher rating and such insurers shall agree to waive all rights of subrogation against the Company. Such Buyer Insurance shall be maintained for the later of (i) [*] after this Agreement has been terminated or expired or (ii) [*] after such time that the Products are no longer being distributed or sold.

(b) At the Company’s request, Buyer shall deliver to the Company an insurer or insurer’s agent signed certificates of insurance, as evidence that Buyer Insurance providing such coverage and limits of insurance are in full force and effect and with insurers, having an AM Best (A-) or higher rating, or otherwise acceptable to the Company. These certificates shall provide that not less than [*] advance notice will be given in writing to the holder of Buyer Insurance of any cancellation or termination of said Buyer Insurance. The Company will be added as additional insureds on such Buyer Insurance. Buyer Insurance shall be primary with no contribution by the Company’s insurance. All deductibles or self-insured retentions are the responsibility of Buyer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) The Company and Buyer acknowledge and agree that Buyer’s indemnification obligations hereunder shall be reduced by the amount of any payments made to the Company pursuant to the Buyer Insurance.

5.9 Guaranty. Parent hereby guarantees to the Company, the full, prompt and complete payment and satisfaction of all sums, liabilities and obligations owing or assumed by Buyer pursuant to this Agreement, subject to (a) Parent receiving written notification of any payment or other default by Buyer under the Agreement (which notice shall specify the nature and amount of such payment or other default and shall be sent to Parent at: 3180 Porter Drive, Palo Alto, California 94304, Attention: General Counsel or at such other address as specified by Parent in writing); and (b) such amount remaining unpaid or obligation unfulfilled to the Company [*] after Parent’s receipt of such notice.

5.10 Data Room and Banker’s Boxes. The Company shall prepare one or more CD ROMS (or other mutually acceptable storage format) containing electronic copies of the Data Room as of the Closing Date and all documents in the Banker’s Boxes. The Company shall deliver to Buyer such CD ROMS within [*] after the Closing Date and such documents in the Banker’s Boxes within [*] after the Closing Date. For the purposes of this Section 5.10, “Data Room” means the information which was accessible to Buyer in the electronic data room maintained by or on behalf of the Company and “Banker’s Boxes” means the clinical trial papers, investigator site files and all other documents and data relating to any Product or Program Compound that are owned or are in the possession of the Company or its legal advisors.

ARTICLE 6

THE CLOSING

6.1 Company Deliverables. At the Closing, the Company shall deliver, or cause to be delivered, the following to Buyer:

(a) the Escrow Agreement, duly executed by the Company and the Escrow Agent;

(b) the Assignment and Assumption Agreement duly executed by the Company;

(c) the Patent Assignment Agreement duly executed by the Company;

(d) the SK License Assumption duly executed by the Company;

(e) the authorizations, consents and waivers set forth on Schedule 6.1(e);

(f) the SK License Amendment duly executed by the Company and SK;

(g) the Clinical Data and Know-How included in the Purchased Assets;

(h) the non-competition agreements referred to in Section 5.7(b), duly executed by each Covered Person; and

(i) all contents and correspondence with the FDA regarding INDs 107,203 and 52,082 (except for such correspondence that is not in the Company’s possession or control and that is between the FDA and a prior owner of IND 52,082) and executed FDA Transfer Letters for each IND and for the orphan drug designation in the form of Exhibit G.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2 Buyer Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered, the following to the Company or, with respect to subpart (e) below, the Escrow Agent:

(a) the Escrow Agreement duly executed by Buyer;

(b) the Assignment and Assumption Agreement duly executed by Buyer;

(c) the Patent Assignment Agreement duly executed by Buyer;

(d) the SK License Assumption duly executed by Buyer;

(e) the Escrow Amount to the Escrow Agent; and

(f) the Cash Payment.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by the Company. Subject to the terms and conditions of this ARTICLE 7, from and after the Closing, the Company shall indemnify and hold harmless Buyer, its Affiliates and their respective Representatives, successors and assigns (the “Buyer Indemnitees”) from and against, and shall compensate and reimburse the Buyer Indemnitees for, all Losses that any Buyer Indemnitee may suffer, incur, or otherwise become subject to, directly or indirectly, resulting from, arising out of, in connection with, or caused by (a) any breach or inaccuracy of any representation or warranty made by the Company in this Agreement, in any Ancillary Agreement, or in any other certificate or instrument that is executed and delivered by the Company to Buyer, [*], (b) the use of, or the research, Development, manufacture, commercialization, use or sale of, the Program Compounds or Products by or on behalf of the Company, Addrenex or any of their respective Affiliates or Representatives prior to the Closing Date, (c) any breach of, or failure to perform, any covenant, agreement or obligation, on the part of the Company, in this Agreement or in any Ancillary Agreement, (d) the Retained Liabilities, (e) the failure to comply with any bulk transfer law or similar Law in connection with the transactions contemplated hereby and (f) any Proceeding relating to any breach or alleged breach, Liability or matter of the type referred to in clause (a), (b), (c), (d) or (e) of this sentence (including any Proceeding commenced for the purpose of enforcing any of its rights under this ARTICLE 7).

7.2 Indemnification by Buyer. Subject to the terms and conditions of this ARTICLE 7, from and after the Closing, Buyer will indemnify and hold harmless the Company, its Affiliates, and their respective Representatives, successors and assigns (the “Company Indemnitees”) from and against, and shall compensate and reimburse the Company Indemnitees for, all Losses that any Company Indemnitee may suffer, incur, or otherwise become subject to, directly or indirectly, resulting from, arising out of, in connection with, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, in any Ancillary Agreement, or in any other certificate or instrument that is executed and delivered by Buyer to the Company, [*], (b) any breach of, or failure to perform, any covenant, agreement or obligation, on the part of Buyer, in this Agreement or in any Ancillary Agreement, (c) the Assumed Liabilities, (d) any Third-Party Claim to the extent Losses resulting therefrom are (i) as a result of the use of, or the research, Development, manufacture, commercialization, use or sale of, the Program Compounds or Products by or on behalf of Buyer or any of its Affiliates or Representatives after the Closing Date and (ii) not Losses for which the Buyer Indemnitees are entitled to seek indemnification pursuant to Section 7.1, and (e) any Proceeding relating to any breach or alleged breach, Liability or matter of the type referred to in clause (a), (b) or (c) of this sentence (including any Proceeding commenced for the purpose of enforcing any of its rights under this ARTICLE 7).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3 Survival and Time Limitations.

(a) All representations and warranties of the Parties in this Agreement, in any Ancillary Agreement, or in any other certificate or document delivered pursuant to this Agreement or Ancillary Agreement will survive the Closing and shall expire on the date that is eighteen (18) months after the Closing Date, except that (i) the representations and warranties in [*] (collectively, the “Excluded Representations”) shall survive without any time limitation and (ii) the representations and warranties in [*] (collectively, the “Special Representations”) shall expire on the [*] anniversary of the date [*] (the applicable expiration date for any representation or warranty is referred to as the “Expiration Date”); provided, however, that if, at any time prior to the applicable Expiration Date, any Buyer Indemnitee or Company Indemnitee (as the case may be) delivers to the Company or Buyer (as the case may be) a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties or the existence of any events, facts or circumstances that may give rise to the right of such Buyer Indemnitee or Company Indemnitee (as the case may be) to assert a claim under this ARTICLE 7, and asserting a claim for recovery under this ARTICLE 7 based on such alleged inaccuracy, breach, events, facts or circumstances, then the claim asserted in such written notice shall survive such Expiration Date until such time as such claim is fully and finally resolved.

(b) Notwithstanding anything to the contrary contained in this ARTICLE 7, the limitations set forth in Section 7.3(a) shall not apply in the case of fraud or intentional misrepresentation, and any such claim shall survive indefinitely.

(c) The right to indemnification of each Party, including payment of any Losses, will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by such Party at any time.

7.4 Limitations on Indemnification.

(a) Subject to the other limitations contained in this Agreement, with respect to the matters described in [*], the Company will have no Liability with respect to such matters until Buyer Indemnitees have suffered aggregate Losses by reason of all such breaches in excess of [*] U.S. Dollars ($[*]) (the “Threshold”), after which point the Company will be obligated to indemnify Buyer Indemnitees from and against all Losses above the Threshold; provided, that the foregoing limitations shall not apply in respect of any Losses relating to [*] or [*].

(b) Except with respect to [*] or [*], in no event shall the Company’s aggregate Liability (whether satisfied from the Escrow Fund, set-off against the Contingent Payments or payment directly by the Company) for indemnification pursuant to [*] exceed: (i) with respect to [*], other than with respect to [*], an aggregate amount equal to the sum of [*] plus [*] that [*]; (ii) with respect to [*], an aggregate amount equal to the sum of [*] plus [*] that [*]; and (iii) with respect to [*], including [*] and [*], the sum of [*] plus [*] that [*] (the applicable amount under clauses “(i),” “(ii)” or “(iii),” the “Cap”).

(c) Except with respect to [*] or [*], in no event shall Buyer’s aggregate Liability for indemnification with respect to [*] exceed [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) The Buyer Indemnitees shall be entitled to, and shall seek payment of, indemnification obligations pursuant to this ARTICLE 7: (i) with respect to [*] (except for [*] or [*]) first by making a claim against the Escrow Fund, and after the Escrow Fund has been exhausted (or is subject to then pending claims that, in the aggregate, equal or exceed the amount held thereunder), then by [*], (ii) with respect to [*], by making a claim against the Escrow Fund or [*], or, after such time as the Escrow Fund has been exhausted, by [*], and (iii) with respect to [*], by [*], by [*], or by [*] (in all cases subject to the limits above).

(e) In no event shall the Company or its Affiliates have any Liability to indemnify any Buyer Indemnitee for [*] (except to the extent such Buyer Indemnitee is liable for such damages and losses to a third party).

7.5 Third-Party Claims.

(a) If a third party initiates a Proceeding (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party shall be entitled to make a claim for indemnification against the other Party (the “Indemnifying Party”) under this ARTICLE 7, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this ARTICLE 7, except to the extent such failure materially prejudices the defense of such Proceeding.

(b) Upon receipt of the notice described in Section 7.5(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, and unconditionally confirms in writing that it will satisfy its indemnification obligations under this ARTICLE 7 with respect to such Third-Party Claim, (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, [*], likely to (A) [*], or (B) [*], (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently, and (v) the amount sought by the third party does not exceed the applicable Cap; and provided, further, that, notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to control the defense of any Third Party Claim involving or pertaining to any Purchased Intellectual Property or any Program Compound or Product. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 7.5(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement agreement with respect to a Third-Party Claim that does not provide for a full release of the Indemnified Party.

(c) In the event that any of the conditions under Section 7.5(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses for one counsel), and (iii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of or caused by the Third-Party Claim to the extent provided in this ARTICLE 7.

7.6 Other Indemnification Matters. All indemnification payments under this ARTICLE 7 will be deemed adjustments to the Purchase Price.

7.7 Exclusive Remedy. Each Party acknowledges and agrees that, except [*], from and after the Closing, the indemnification provisions of this ARTICLE 7 shall be the sole and exclusive remedies for money damages for breaches of representations and warranties, the failure or non-performance by any Party hereto of any covenants or agreements, or any other claim in connection with the transactions contemplated by this Agreement, except in the case of fraud or intentional misrepresentation; provided, however, notwithstanding the foregoing, nothing in this ARTICLE 7 shall be deemed to prohibit or limit any Party’s right at any time on or after the Closing Date to seek injunctive or equitable relief for the failure of any Party to perform any covenant or agreement contained in this Agreement or any documents executed or delivered pursuant hereto. No Buyer Indemnitee (other than Buyer) is entitled to assert any indemnification claim under this Agreement unless Buyer consents to the assertion of such claim.

7.8 Mitigation. (a) All Losses shall be calculated after giving effect to any proceeds that have been recovered by Buyer or any of its Affiliates from a Third Party or under any policy of insurance, after deducting from such proceeds any costs of asserting a claim for such amounts and any increase in the future in any insurance premium due to such claim. Buyer agrees to use its commercially reasonable efforts to seek to recover any amounts available under any insurance policy or from any Third Party against whom Buyer has a valid and commercially reasonable claim, provided, however, that Buyer shall in no event be required to initiate any Proceeding to pursue such claims or otherwise take actions that could be commercially harmful to any business interest of any Buyer Indemnitee. The Buyer Indemnitees shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the extent commercially reasonably upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

7.9 Procedure for Direct Claims. In the event that any Indemnified Party believes that it is entitled or may become entitled, to claim indemnification, compensation or reimbursement under this ARTICLE 7, such Indemnified Party shall notify the Indemnifying Party in writing (the “Direct Claim Notice”). The Direct Claim Notice shall include a non-binding estimate of the amount of Losses suffered, incurred or paid or to be suffered, incurred or paid by such Indemnified Party and contain a description in reasonable detail of the facts and circumstances supporting such Indemnified Party’s claim. The Parties hereby agree to resolve any matters set forth in a Direct Claim Notice in accordance with the procedures set forth in the Escrow Agreement.

ARTICLE 8

TAX MATTERS

8.1 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid when due [*] by Buyer and the Company, and the Buyer will prepare or cause to be prepared and cause to be timely filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that if and to the extent any Transfer Taxes are payable as a result of [*] or [*], [*] shall [*] such Transfer Taxes.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 9

MISCELLANEOUS

9.1 Press Releases and Public Announcements. Subject to the requirements of applicable Law, the Parties shall consult together as to the terms of, the timing of and the manner of publication of any press release or other public announcement which any Party may make regarding this Agreement or the transactions contemplated hereby. Buyer and the Company shall give each other a reasonable opportunity to review and comment upon any such press release or public announcement and shall not issue any such press release or public announcement prior to such consultation. Each Party will consult with the other concerning the means by which any customer or supplier of the Company or any other Person having any business relationship with the Company (other than employees and members) will be informed of the transactions, and any such communication shall be subject to the prior written approval of the Buyer and the Company (not to be unreasonably withheld or delayed), except to the extent such communication is made privately (i.e., not as a public statement) and is consistent with a communications plan previously agreed to by Buyer and the Company, is consistent with the content of prior public disclosures made in compliance with this Section 9.1 or is or consistent with the content of prior disclosures previously approved by the other party, in which case such communications may be made consistent with such plan or prior disclosures. Notwithstanding anything in this Section 9.1 to the contrary, each Party shall be permitted to make public statements and disclosures (a) consistent with the content and scope of prior public statements and disclosures previously made in compliance with this Section 9.1 or (b) to the extent such Party believes in good faith such statement or disclosure is required by applicable Law (in which case such Party will use commercially reasonable efforts to advise the other Party prior to making the disclosure). For the avoidance of doubt, following the Closing, Buyer shall not be restricted in its right to publish information, articles or studies regarding, or summaries of, the Phase IIa or Phase IIb data, or press releases relating to any of the foregoing as a result of this Section 9.1.

9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement (including the Ancillary Agreements and the documents referred to herein) constitutes the entire agreement among the Parties and Parent and supersedes the Confidential Disclosure Agreement dated October 2, 2012 between Buyer and the Company, as amended, and any other prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. No Ancillary Agreement shall be deemed to modify the terms of this Agreement, and in the event of a conflict or controversy between the terms of this Agreement and the terms of any Ancillary Agreement (including any conflict between Section 2 of the SK License Assumption and Section 2.3(b) or 2.4(b) of this Agreement), the terms of this Agreement shall control.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Company; provided, however, that (a) Buyer may assign any or all of its rights and interests hereunder if such assignment is completed in accordance with Section 2.6(c), (b) the Company may assign this Agreement in full without need for obtaining consent to a successor or Representative of the Company in connection with the complete liquidation of the Company, and (c)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company shall have the right to assign its rights under this Agreement (specifically including its rights to payments, audits and associated reports) to one or more funds, financial institutions or other entities that hold rights to revenue producing assets but which is not actively engaged in, or an Affiliate of a business that is actively engaged in, the distribution or sale of a competing Product.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to the Company:	Aerial BioPharma, LLC Aerial Center Executive Park 9001 Aerial Center Parkway, Suite 110 Morrisville, NC 27560-9731 Attention: Chief Executive Officer Facsimile: (919) 460-9509

Copy (which shall not constitute notice) to:	Hutchison PLLC 3110 Edwards Mill Road, Suite 300 Raleigh, NC 27612 Attention: William N. Wofford Facsimile: (866) 479-7550

If to Buyer:	Jazz Pharmaceuticals International III Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda Attn: David J Doyle, Director Fax: +1 (441) 298 7855

Copies (which shall not constitute notice) to:

Jazz Pharmaceuticals International III Limited

c/o Jazz Pharmaceuticals Public Limited Company

Fourth Floor, Connaught House

One Burlington Road

Dublin 4 Ireland

Attn: Company Secretary

Fax: +353 (1) 634-7850

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Jazz Pharmaceuticals 3180 Porter Drive Palo Alto, CA 94304 Attn: Suzanne Sawochka Hooper, Executive Vice President & General Counsel Fax: (650) 496-3781

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Attention: Jennifer Fonner DiNucci Fax: (650) 849-7400

If to Parent:	As set forth in Section 5.9.

Either Party or Parent may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party (or the Company, in the case of Parent) notice in the manner herein set forth.

9.8 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction other than the State of New York. Subject to Section 9.8(b), each of the Parties and Parent irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

(b) The Parties and Parent expressly acknowledge and agree any dispute, controversy, or claim arising out of or in any way relating to this Agreement, including but not limited to any valid amendments or modifications to this Agreement and any related agreements, whether sounding in contract, tort, or any other theory of liability, including but not limited to alleged fraud or misrepresentation and claims based upon a federal or state statute (collectively, a “Dispute”), shall be resolved exclusively in accordance with the provisions of this Section 9.8(b) and Schedule 9.8(b). In the event of any Dispute between the parties, prior to any party commencing arbitration as set forth on Schedule 9.8(b), the complaining party shall first promptly provide a written explanation of the Dispute and designate a representative for purposes of Dispute resolution, delivered in accordance with the notice provisions of Section 9.7. Upon receipt of the complaining party’s Dispute notice, the receiving party shall respond in writing to state its position with respect to the Dispute and designate its own representative for purposes of Dispute resolution. The parties’ respective representatives shall then

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

promptly meet in person or speak telephonically in a good-faith attempt to resolve the Dispute. If, within [*] of the date of the complaining party’s notice of Dispute, (i) the parties are unable to resolve the Dispute via discussions between their designated representatives, or (ii) the parties’ designated representatives do not engage in good-faith discussions for any reason, then either party may commence arbitration proceedings in accordance with Schedule 9.8(b). Notwithstanding anything herein to the contrary, nothing in this Section 9.8(b) shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, if necessary to protect the interests of such Party pursuant to Section 9.10 below. This Section shall be specifically enforceable.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Company. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Injunctive Relief. The Parties hereby agree that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer and the Company shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions. The Parties hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12 Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.14 Incorporation of Disclosure Schedule. The Exhibits, Disclosure Schedule and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

*            *             *

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

JAZZ PHARMACEUTICALS INTERNATIONAL III LIMITED

By:	/s/ Kevin Insley
Name:	Kevin Insley
Title:	Director & President

COMPANY:

AERIAL BIOPHARMA, LLC

By:	/s/ Stephen E. Butts
Name:	Stephen E. Butts
Title:	President

Solely with respect to Section 5.9:

PARENT:

JAZZ PHARMACEUTICALS PLC

By:	/s/ Patricia Carr
Name:	Patricia Carr
Title:	Vice President, Finance

[SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.